September 24, 1994 UNAUDITED

CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
September 24, 1994 and December 25, 1993
(In thousands)

                                          September 24,     December 25,
                                             1994              1993
 ASSETS
 CURRENT ASSETS
 Cash                                    $     7,207       $     9,284
 Accounts receivable                          93,830            84,482
 Inventories                                 144,026           113,932
 Other current assets                         16,657            12,698
     Total current assets                    261,720           220,396
 NON-CURRENT ASSETS
 Property, plant and equipment               113,339            99,925
 Cost in excess of acquired net assets        43,836            33,275
 Other assets                                 10,028             9,650
                                         $   428,923       $   363,246


 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes payable                           $    36,551       $     5,100
 Accounts payable                             50,304            44,905
 Accrued expenses                             32,766            25,574
 Income taxes payable                          6,474            12,935
 Other current liabilities                    12,116             6,925
     Total current liabilities               138,211            95,439
 NON-CURRENT LIABILITIES
 Long-term debt                               34,000            14,000
 Accrued postretirement liability              8,722             9,084
 Deferred income taxes                         4,953             4,727
     Total non-current liabilities            47,675            27,811
 STOCKHOLDERS' EQUITY
 Common stock                                  5,336             5,336
 Additional paid-in capital                   61,767            61,783
 Retained earnings                           212,937           191,230
 Accumulated translation adjustment            3,696              (557)
 Treasury stock at cost                      (34,453)          (11,278)
 Deferred compensation                        (6,246)           (6,518)
     Total stockholders' equity              243,037           239,996

                                         $   428,923       $   363,246

See accompanying notes to the consolidated financial statements.
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